UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 5, 2009 (January 19, 2009)

Chemtura Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-15339 (Commission file number)	52-2183153 (IRS employer identification number)

199 Benson Road, Middlebury, Connecticut (Address of principal executive offices)		06749 (Zip Code)

(203) 573-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chemtura Corporation entered into a Separation Agreement and General Release, dated as of January 19, 2009 (executed February 4, 2009), with Mr. Lynn A. Schefsky, Esq., formerly Senior Vice President, General Counsel and Secretary (the "Schefsky Agreement").  The Schefsky Agreement defines severance payments and benefits to be paid to Mr. Schefsky summarized as follows: periodic separation pay equal to 52 weeks of his base salary at the current annual rate of $371,000 ending by January 31, 2010, and if not employed or engaged in self-employment on or prior to February 1, 2010, then Mr. Schefsky shall receive 26 weeks of his base salary; Mr. Schefsky will continue to be eligible for benefits, if any, under the Chemtura Corporation 2008 Management Incentive Program, and certain other benefits including the ability of Mr. Schefsky and his eligible dependents to participate in Company plans providing medical, dental and vision benefits for a period.  Mr. Schefsky is prohibited from, among other things, soliciting the Company's employees, customers and others with a business relationship with the Chemtura Corporation for a period of one (1) year.  Mr. Schefsky’s participation in the Company's savings and supplemental savings plans terminated as of his date of separation.  A copy of the Schefsky Agreement is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits

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(d)	Exhibits

Exhibit Number	Exhibit Description

99.1	Schefsky Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Chemtura Corporation (Registrant)
By /s/ James R. Sanislow Name: James R. Sanislow Title: Asst. Secretary

Date:	February 5, 2009

Exhibit Index

Exhibit Number	Exhibit Description

99.1	Schefsky Agreement